Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Nesci and Paul Tang and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Burlington Coat Factory Investments Holdings, Inc. for the fiscal year ended June 2, 2007, and any amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 27th  day of August, 2007.

Name	Title	Signature

Joshua Bekenstein	Director	/s/: Joshua Bekenstein

Jordan Hitch	Director	/s/: Jordan Hitch

John Tudor	Director	/s/: John Tudor

Nicholas Nomicos	Director	/s/: Nicholas Nomicos